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                                        EXHIBIT 21

                          SUBSIDIARIES OF PRIVATE BUSINESS, INC.

         Private Business, Inc. is the owner of one hundred percent (100%) of the stock of the following entities:

         Private Business Insurance, Inc., a Tennessee corporation;

         Private Business Processing, Inc., a Tennessee corporation;

         Private Business Capital, Inc., a Tennessee corporation; and

         Towne Services, Inc., a Georgia corporation.